Contacts:	Layne Christensen Company Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com

FRIDAY, JUNE 10, 2005

LAYNE CHRISTENSEN ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS

Mission Woods, KS – June 10, 2005 – Layne Christensen Company (NASDAQ:LAYN) announced today that Robert J. Dineen has resigned as Chairman of Layne Christensen Company’s Board of Directors effective today. Mr. Dineen has served as the Chairman of the Board since August 1992. Mr. Dineen will remain a director of Layne following his resignation as Chairman. Andrew B. Schmitt, President and CEO of Layne commented, “Bob Dineen has been a major contributor to the growth and development of Layne and he leaves his position as Chairman with the Company well positioned to excel in the future.”

Layne’s Board has elected Mr. David A.B. Brown, a current director of Layne, to replace Mr. Dineen as Chairman. In addition to his service with Layne, Mr. Brown serves as President of The Windsor Group, a consulting firm that focuses on energy related issues facing oilfield services and engineering companies. He is also a director of EMCOR Group, Inc, Mission Resources Corporation, NS Group, Inc. and serves as Chairman of the Board for Pride International, Inc.

Andrew B. Schmitt stated, “We are very pleased and fortunate to have someone of David’s caliber serve on the Board of Directors and we are looking forward to working with David as he assumes his new leadership role as Chairman.”

Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.